Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Douglas Dynamics, L.L.C. 401(k) Plan of our reports dated March 13, 2012, with respect to the consolidated financial statements of Douglas Dynamics, Inc. and the effectiveness of internal control over financial reporting of Douglas Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

November 6, 2012